Exhibit 99.1

FOR IMMEDIATE RELEASE

AVANGRID reaches agreement to sell gas storage business

ORANGE, Connecticut — February 16, 2018 — AVANGRID, Inc. (NYSE: AGR) today announced that Avangrid Renewables Holdings, Inc., a wholly-owned subsidiary of AVANGRID, has entered into a definitive agreement to sell Enstor Gas, LLC, which operates AVANGRID’s gas storage business, to Amphora Gas Storage USA, LLC, an affiliate of ArcLight Capital Partners, LLC.

Enstor Gas owns and operates natural gas storage facilities in the Gulf Coast and Southwest regions of the United States with a total storage capacity of 88.5 Bcf and a net working gas storage capacity of 67.5 Bcf. Amphora Gas Storage USA is an affiliate of ArcLight Capital Partners, a Boston-based private equity firm focused on energy infrastructure investments.

“We are pleased to have reached this agreement to sell the Enstor gas storage business to Amphora,” said Jim Torgerson, chief executive officer of AVANGRID. “The sale of this business to Amphora is consistent with the results of our strategic review of the Enstor gas storage businesses.”

The transaction, which is subject to the satisfaction of customary closing conditions, is expected to be completed during the second quarter of 2018.

“On a more personal level, it’s been a privilege working with the Enstor Gas team. I want to thank them all for their hard work and years of service as part of the AVANGRID group,” said Torgerson. “I’m extremely proud of what this dedicated group of professionals has accomplished.”

This transaction does not include AVANGRID’s Enstor gas trading business, which AVANGRID has agreed to sell to a subsidiary of Castleton Commodities International, LLC in a transaction that is expected to close in March 2018.

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Forward Looking Statements: This press release contains a number of forward-looking statements. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “should,” “can,” “expects,” “future,” “would,” “could,” can,” “expect(s,)” “believe(s),” “anticipate(s),” “intend(s),” “plan(s),” “estimate(s),” “project(s),”“assume(s),” “guide(s),” “target(s),” “forecast(s),” “are (is) confident that” and “seek(s)”“can,” “expects,” “believes,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “assumes,” “guides,” “targets,” “forecasts,” “is confident that” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. Such forward-looking statements include, but are not limited to, statements about our plans, objectives and intentions, outlooks or expectations for earnings, revenues, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on business, results of operations or financial condition of the business and other statements that are not historical facts. Such statements are based upon the reasonable current beliefs, expectations, and assumptions of our management and are subject to significant risks and uncertainties that could cause actual outcomes and results to differ materially. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation: our future financial performance, anticipated liquidity and capital expenditures; actions or inactions of local, state or federal regulatory agencies; success in retaining or recruiting, our officers, key employees or directors; changes in levels or timing of capital expenditures; adverse developments in general market, business, economic, labor, regulatory and political conditions; fluctuations in weather patterns; technological developments; the impact of any cyber-breaches, grid disturbances, acts of war or terrorism or natural disasters; the impact of any change to applicable laws and regulations affecting operations, including those relating to environmental and climate change, taxes, price controls, regulatory approvals and permitting; and other presently unknown or unforeseen factors.

Additional risks and uncertainties are set forth under the “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the nine months ended September 30, 2017, which are on file with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this press release, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

About AVANGRID: AVANGRID, Inc. (NYSE: AGR) is a diversified energy and utility company with more than $32 billion in assets and operations in 27 states. The company owns regulated utilities and electricity generation assets through two primary lines of business, Avangrid Networks and Avangrid Renewables. Avangrid Networks is comprised of eight electric and natural gas utilities, serving approximately 3.2 million customers in New York and New England. Avangrid Renewables operates approximately 6 gigawatts of owned and controlled renewable generation capacity, primarily through wind and solar, in 21 states across the United States. AVANGRID employs approximately 6,800 people. For more information, visit www.avangrid.com.

About ArcLight: ArcLight is one of the leading private equity firms focused on energy infrastructure investments. Founded in 2001, the firm helped pioneer an asset-based private equity approach to investing in the dynamic energy sector. ArcLight has invested over $19 billion in over 100 transactions since inception. Based in Boston, the firm’s investment team employs a hands-on value creation strategy that utilizes its in-house technical, operational, and commercial specialists as well as the firm’s 850-person asset management affiliate. More information about ArcLight, and \a complete list of ArcLight’s portfolio companies, can be found at www.arclightcapital.com.

Media Contact:

•	Michael A. West, Jr.

Michael.West@avangrid.com

203.499.3858

Investor Relations Contact:

•	Patricia Cosgel

Patricia.Cosgel@avangrid.com

203.499.2624